Exhibit 99.4

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY SHALL NOT TRADE THE SECURITY BEFORE [NTD: Insert date that is four months plus one day following the date of Issuance of the Note].

NEITHER THIS SECURITY NOR ANY SECURITY INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

NORTHERN DYNASTY MINERALS LTD.

CONVERTIBLE NOTE

Principal Amount: US$[●]	Issue Date: December 18, 2023

FOR VALUE RECEIVED, Northern Dynasty Minerals Ltd. (the “Company”) having its head office at Suite 1400, 1040 West Georgia St., Vancouver, British Columbia V6E 4H1, Canada, shall pay to the order of [NAME OF HOLDER] (the “Holder”) the principal sum of [●] ($[●]) in lawful money of the United States on December 14, 2033 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions. This Note forms one of a series of convertible notes in the aggregate principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) in lawful money of the United States that are issued currently with and on the same terms as this Convertible Note (together, the “Notes”).

Article 1
INTERPRETATION

Section 1.1 Definitions.

As used in this Note, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that: (i) Controls, (ii) is Controlled by, or (iii) is under common Control with, such Person.

“Applicable Law” means all laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, having application, directly or indirectly, to the Company, the Holder or their respective Affiliates, and includes the rules and policies of any Stock Exchange upon which the Company, the Holder or any of their respective Affiliates has securities listed or quoted.

Exhibit 99.4

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which chartered banks are closed for business in Vancouver, British Columbia, Canada or New York, New York, United States.

“Canadian Securities Laws” means applicable securities laws (including rules, regulations, policies, blanket orders, rulings and instruments enacted thereunder) in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island or Newfoundland and Labrador and includes the rules and policies of any Stock Exchange upon which the Company, the Holder or any of their respective Affiliates has securities listed or quoted.

“Capital Reorganization” has the meaning specified in Section 5.1(3).

“Change of Control” means the occurrence of any of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, statutory plan of arrangement, consolidation or similar transaction), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company or one or more of its Subsidiaries;

(b)	the consummation of any transaction (including, without limitation, any merger, amalgamation, statutory plan of arrangement, consolidation or similar transaction) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s common shares or other common shares into which the Company’s common shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares, other than a transaction to which sub-paragraph (3) of this definition of Change of Control applies and that is deemed not to be a Change of Control pursuant to the provisions thereof;

(c)	the Company consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding common shares or the common shares of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the common shares of the outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, common shares representing more than 50% of the combined voting power of the surviving or amalgamated person (or the entity that acquires the Company’s common shares) immediately after giving effect to such transaction.

“Change of Control Notice” has the meaning set forth in Section 7.1.

“Change of Control Offer” has the meaning set forth in Section 7.3.

Exhibit 99.4

“Change of Control Payment” has the meaning set forth in Section 7.3.

“Change of Control Payment Date” has the meaning set forth in Section 7.4(1)(b).

“Change of Control Repurchase Event” means the consummation of a Change of Control.

“Common Shares” means the common shares in the capital of the Company.

“Control” has the meaning specified in Section 1.2.

“Conversion” means the conversion by the Holder of any part of the Principal Amount into Common Shares pursuant to Article 5.

“Conversion Date” means, in respect of any part of the Principal Amount of this Note for which the Holder exercises Conversion Rights prior to the Maturity Date, the date upon which the Holder gives a Conversion Notice in respect of such exercise.

“Conversion Notice” has the meaning specified in Section 3.2.

“Conversion Price” means the conversion price of US$0.3557 per share, as such Conversion Price may be adjusted from time-to-time in accordance with the terms of this Note.

“Conversion Rights” has the meaning specified in Section 3.1.

“Conversion Shares” means a number of Common Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding Principal Amount and any unpaid accrued interest on the Conversion Date, by (y) the Conversion Price.

“Convertible Note” or “Note” means the convertible note represented by, and governed by the terms and conditions of, this instrument subscribed for and purchased by the Holder and issued and sold by the Company pursuant to the Investment Agreement.

“Company” has the meaning set forth on the first page of this Convertible Note.

“Current Market Price” means, in respect of a Common Share, the volume weighted average price per Common Share for the 20 consecutive Trading Days ending on the fifth Trading Day preceding the date of determination on the NYSE American or, if the Common Shares are not listed thereon, on such stock exchange on which the Common Shares are listed as may be selected for such purpose by a duly authorized director of the Company, or if the Common Shares are not listed on any stock exchange, then on the over-the-counter market). The volume weighted average price shall be determined by the Company by averaging the Daily VWAP of the Common Shares on the said exchange or market, as the case may be, during the said 20 consecutive Trading Days.

“Daily VWAP” means, for the Common Shares generally, the per Common Share volume weighted average trading price on the NYSE American or other stock exchange or market, as determined by reference to the definition of “Current Market Price”, in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day.

Exhibit 99.4

“Equity Financing” has the meaning specified in Section 6.1(1).

“Equity Financing Notice” has the meaning specified in Section 6.1(1).

“Event of Default” has the meaning specified in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Holder, (a) Taxes imposed on (or measured by) its net income (however denominated), capital or franchise Taxes, and branch profits Taxes, in each case imposed as a result of the Holder being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) any withholding Tax that is imposed on amounts payable to the Holder attributable to the Holders failure to provide any form, certificate or any other document necessary to reduce or eliminate any withholding Taxes, and (c) U.S. federal withholding taxes imposed under FATCA if the Holder were to fail to comply with the applicable reporting requirements of FATCA.

“FATCA” means Sections 1471 through 1474 of the United States Internal Revenue Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the United States Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections thereof.

“Financing Redemption” has the meaning specified in Section 6.1(3)(a).

“Governmental Authorizations” means all authorizations, approvals, orders, rulings, certificates, consents, directives, notices, licenses, permits, variances, registrations or other rights issued to or required by the Company or its Material Subsidiaries by or from any Governmental Entity.

“Governmental Entity” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, municipal, local or other; (ii) any subdivision or authority of any of the above; (iii) any Stock Exchange; or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Guarantee” means the joint and several guarantee of the Guarantors dated as of the date of this Convertible Note, made unconditionally guaranteeing the payment of the Principal Amount and interest when and as such amounts will become due and payable on this Note.

“Guarantors” means, collectively, the Material Subsidiaries and each other material Subsidiary of the Company formed or acquired after the date hereof and which delivers a guarantee; and “Guarantor” means any of them.

Exhibit 99.4

“Holder” has the meaning set forth on the first page of this Convertible Note.

“Holders” means the holders of the outstanding Notes from time-to-time, and includes the Holder of this Convertible Note.

“IFRS” means International Financial Reporting Standards as adopted by the Accounting Standards Board (Canada), as amended from time to time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Event” means the occurrence of any of the following events:

(a)	the Company or any of its Material Subsidiaries is wound up, dissolved or liquidated (or any proceeding is commenced to wind-up, dissolve or liquidate the Company or any of its Material Subsidiaries) under any Applicable Law or otherwise, voluntarily or involuntarily, pursuant to the provisions of any Applicable Law, has its existence terminated or passes any resolution in connection with any of the above, other than a dissolution where all of the assets of the dissolving company are transferred to the Company or a Material Subsidiary;

(b)	the Company or any of its Material Subsidiaries makes a general assignment for the benefit of its creditors, acknowledges its insolvency or is declared or becomes bankrupt or insolvent;

(c)	any filing of a proposal or notice of intention to make a proposal is made or served under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or under any other bankruptcy, insolvency or analogous statutes or laws in any other jurisdiction or consent to the filing of any step or proceeding under any of those statutes in respect of the Company or any of its Material Subsidiaries;

(d)

any filing is made or a proceeding is commenced by or in respect of the Company or any of its Material Subsidiaries seeking any stay of proceedings, protection from creditors, moratorium, reorganization, arrangement, composition, re-adjustment or any other relief under any present or future law of any jurisdiction relative to bankruptcy, insolvency or other relief for debtors, unless (if commenced against the Company or any of its Material Subsidiaries) same is being contested actively and diligently in good faith by appropriate proceedings and is dismissed, vacated or permanently stayed with no chance of reinstatement within 60 days of commencement;

(e)

any trustee in bankruptcy, interim receiver, receiver, receiver and manager, custodian, sequestrator, administrator, monitor, liquidator or foreign representative or any other Person with similar powers is appointed in respect of the Company or any of its Material Subsidiaries or any part of its property; or

(f)

the Company or any of its Material Subsidiaries causes or is subject to an Event of Default or any event with an analogous effect to an Event of Default.

“Investment Agreement” means the agreement dated as of December 8, 2023 between the Kopernik Global Investors, LLC and the Company pursuant to which, among other

Exhibit 99.4

things, the Holder has subscribed for and purchased, and the Company has issued and sold this Note to the Holder.

“Issue Date” has the meaning specified in Section 2.1(1).

“Mandatory Redemption Notice” has the meaning specified in Section 6.1(3)(a).

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the business, properties, operations, financial condition, results of operations, assets or liabilities (contingent or otherwise) or prospects of the Company and the Material Subsidiaries on a consolidated basis.

“Material Subsidiaries” means Pebble Partnership, Pebble Mines Corp., the General Partner of the Pebble Partnership, Pebble East Claims Corporation and Pebble West Claims Corporation and any other Person that becomes a Subsidiary of the Company following the date hereof and which has material assets or carries on any business.

“Maturity Date” has the meaning set forth on the first page of this Convertible Note.

“Notes” means each of the Notes purchased under the Investment Agreement, in the aggregate principal amount of US$15,000,000 million and including this Note, as such Notes may be assigned and are outstanding from time-to-time.

“NYSE American” means the NYSE American Stock Exchange.

“Obligations” means all indebtedness, liabilities and other obligations of the Company to the Holder under this Note.

“Pebble Deposit” means copper, gold, molybdenum, silver and rhenium mineral deposit located in southwest Alaska on the Pebble Mineral Claims.

“Pebble Partnership” means Pebble Limited Partnership, an Alaskan registered limited partnership wholly owned by the Company.

“Pebble Project” means development of a mine producing copper, gold, molybdenum, silver and rhenium minerals from the Pebble Deposit.

“Pebble Mineral Claims” means the contiguous block of 1,840 administratively active State of Alaska mining claims and leasehold locations covering approximately 274 mi2 held by the Pebble Partnership and which include the Pebble Deposit.

“Person” means any individual, sole proprietorship, limited or unlimited liability company, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, joint venture, trust, pension fund, union, Governmental Entity, and a natural person including in such person’s capacity as trustee, heir, beneficiary, executor, administrator or other legal representative.

Exhibit 99.4

“Principal Amount” means fifteen million U.S. dollars ($15,000,000), as such amount may be reduced from time to time in accordance with the terms of this Note.

“Redemption Date” has the meaning specified in Section 6.3.

“Redemption Price” has the meaning specified in Section 6.1(4).

“Share Reorganization” has the meaning specified in Section 5.1(2).

“Stock Exchange” means, as at any date, any stock exchange upon which the Company has listed the Common Shares for trading.

“Subsidiary” means, in respect of any Person, another Person that is Controlled by such first-mentioned Person.

“Taxes” means any taxes, duties, fees, premiums, assessments, imposts, royalties, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment.

“Trading Day” means any day on which the TSX (or such other market on which the Common shares are listed for trading) is open for trading or quotation.

“TSX” means the Toronto Stock Exchange.

“TSXV” means the TSX Venture Exchange.

Section 1.2 Control

(a)

For the purposes of this Agreement:

(i)

a Person Controls a body corporate if securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by such Person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(ii)

the general partner of a limited partnership Controls the limited partnership.

(b)

A Person who Controls an entity is deemed to Control any entity that is Controlled, or deemed to be Controlled, by the entity.

(c)

A Person is deemed to Control, within the meaning of Section 1.2(a)(i) or Section 1.2(a)(ii), an entity if the aggregate of:

Exhibit 99.4

(i)

any securities of such entity that are beneficially owned by that Person; and

(ii)

any securities of such entity that are beneficially owned by any entity Controlled by that Person.

Section 1.3 Gender and Number.

Any reference in this Note to gender includes all genders and words importing the singular number only include the plural and vice versa.

Section 1.4 Headings, etc.

The division of this Note into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Note.

Section 1.5 Currency.

All references in this Note to dollars, unless otherwise specifically indicated, are references to U.S. dollars.

Section 1.6 Certain Phrases, etc.

In this Note (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.7 Accounting Terms.

All accounting terms not specifically defined in this Note shall be interpreted in accordance with IFRS.

Article 2
INTEREST

Section 2.1 Interest.

(1)

The Principal Amount shall bear interest both before and after maturity, default and judgment from and including December 14, 2023 (the “Issue Date”) to the date of repayment in full at an annual rate of interest of 2%.

(2)

The interest determined in accordance with Section 2.1(1) shall accrue from and including the Issue Date and will be paid in cash, other than to the extent convertible into Conversion Shares in accordance with the provisions of this Note.

(3)

The first payment on account of accrued interest will be due and payable by the Company to the Holder on June 30, 2024 (the “First Interest Payment Date”). Thereafter, accrued interest will be due and payable by the Company to the Holder on the last day of each of subsequent six-month period

Exhibit 99.4

on June 30 and December 31 of each year until the Maturity Date or the earlier date of redemption or conversion into Conversion Shares in accordance with the provisions of this Note. If any such payment date is not a Business Day, payment of such accrued interest shall be made on the next succeeding Business Day, without penalty.

(4)

Unless otherwise stated, wherever in this Note reference is made to a rate of interest “annual” or “per annum” or a similar expression is used, such interest shall be calculated on the basis of a calendar year of 365 days (or 366 days in the case of a leap year) and using the nominal rate method of calculation and shall not be calculated using the effective rate method of calculation or any other basis that gives effect to the principle of deemed reinvestment of interest. For the purpose of the Interest Act (Canada) and disclosure thereunder, whenever interest or fees to be paid hereunder is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be.

(5)

In the event that any provision of this Note would oblige the Company to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by the Holder of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by the Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary as follows:

(a)

First, by reducing the amount or rate of interest required to be paid under this Agreement.

(b)

Thereafter, by reducing any fees, commissions, premiums or other amounts required to be paid to the Lender which would constitute interest for the purposes of section 347 of the Criminal Code (Canada).

If, notwithstanding the foregoing provisions of this Section 2.1(5), and after giving effect to all adjustments contemplated hereby, the Holder shall have received an amount in excess of the maximum permitted by Applicable Law, then such excess shall be applied by the Holder to the reduction of the principal balance of the outstanding Principal Amount and not to the payment of interest, or if such excessive interest exceeds such principal balance, such excess shall be refunded to the Company, as applicable.

Section 2.2 Method of Payment.

All cash amounts payable on account of accrued interest are payable at the Holder’s address specified in Section 9.4, as amended from time to time in accordance with that Section and shall be paid by wire transfer to an account specified by notice from the Holder to the Company from time to time.

Exhibit 99.4

Article 3
CONVERSION OF NOTE

Section 3.1 Conversion of Note into Common Shares.

At any time during which the Principal Amount is outstanding, the Holder shall have the right, at the Holder’s option, to convert this Note in whole, including any of its outstanding Principal Amount and any unpaid accrued interest on the Conversion Date, into Conversion Shares at the Conversion Price by following the mechanics of conversion set forth in Section 3.2 (the “Conversion Rights”).

Section 3.2 Manner of Exercise of Conversion Rights.

The Holder may exercise its Conversion Rights by giving notice to the Company (a “Conversion Notice”) in the form attached hereto as Exhibit A. The exercise of Conversion Rights pursuant to a Conversion Notice will be deemed to constitute an agreement between the Holder and the Company whereby:

(1)

the Holder subscribes for the number of Common Shares which the Holder is entitled to receive on such conversion and the Company will issue such securities to the Holder as fully paid and non-assessable Common Shares; and

(2)

the Company agrees that the exercise of the Conversion Rights of the Holder constitute full payment of the subscription price for the Common Shares issuable upon such conversion.

The Holder will be entitled to be entered in the books and registers of the Company as at the Conversion Date as the holder of the number of Common Shares into which the Principal Amount, or a part thereof, plus any unpaid accrued interest, of this Note has been converted.

Section 3.3 Interest on Converted Principal Amount

From and after the Conversion Date, if the number of Common Shares which the Holder is entitled to receive on such Conversion will have been issued to the Holder as provided in the Conversion Notice or upon a Forced Conversion, interest upon the Principal Amount converted will cease.

Section 3.4 Conversion Shares

(1)

Not later than three (3) Business Days after the Conversion Date, the Company shall deliver, or cause to be delivered, to the Holder the Conversion Shares to which the Holder is entitled.

(2)

All Conversion Shares issued hereunder will be endorsed with the following legends to reflect restrictions on transfer imposed under Canadian and U.S. securities laws unless and to the extent that such legends are not required to ensure compliance with restrictions on transfer under Canadian Securities Laws and the U.S. Securities Act:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY SHALL NOT TRADE THE SECURITY BEFORE [NTD: Insert date that is four months plus one day following the date of Issuance of the Note].

Exhibit 99.4

NEITHER THIS SECURITY NOR ANY SECURITY INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(3)

No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(4)

As of and from the Conversion Date, the Conversion Shares so issued shall, for all purposes, be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.

Article 4
COVENANTS

Section 4.1 Positive Covenants.

The Company covenants and agrees with the Holder that, for as long as any part of the Principal Amount remains outstanding, it will, and will cause each of its Material Subsidiaries to:

(a)

pay or cause to be paid all principal, interest and other amounts payable under this Note punctually when due;

(b)

maintain and preserve its existence, organization and status in its jurisdiction of incorporation and make all corporate and other filings and registrations in each relevant jurisdiction necessary or advisable in connection therewith;

(c)

defend, protect and maintain its property from all material adverse claims;

(d)

obtain, as and when required, and maintain in good standing all Governmental Authorizations necessary for the ownership of its property and for the conduct of its business in each relevant jurisdiction, and carry on and continuously operate its business in a commercially prudent manner;

(e)

maintain, preserve, protect and keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and make necessary and proper repairs, renewals and replacements so that its business may be properly conducted at all times;

Exhibit 99.4

(f)

duly file on a timely basis all Tax returns required to be filed by it and duly and punctually pay all Taxes levied or assessed against it or its property, unless they are being contested in good faith by appropriate proceedings and it has made adequate provision for payment of the contested amount;

(g)

withhold from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld and pay the amount withheld to the proper tax or other receiving officers within the time required under any Applicable Law;

(h)

collect from all Persons the amount of all Taxes required to be collected from them and remit the amount collected to the proper tax or other receiving officers within the time required under any Applicable Law except as when the failure to so collect or remit does not materially affect the value of the property of the Company or its Material Subsidiaries, as applicable, or materially interfere with the operation of the business of the Company or its Material Subsidiaries, as applicable;

(i)

promptly give notice to the Holder of:

(i)

any Event of Default or default hereunder that may reasonably be expected to become an Event of Default of which it becomes aware, using reasonable diligence, together with a statement of an officer of the Company setting forth the details of such Event of Default and the action which has been, or is proposed to be, taken with respect thereto;

(ii)

any material default by the Company of its obligations under Canadian Securities Laws or the requirements of any Stock Exchange;

(iii)

any order, ruling or determination of any Stock Exchange or securities regulatory authority having the effect of suspending the sale or ceasing the trading of any securities of the Company;

(iv)

any material litigation, arbitration or other proceeding commenced or threatened against it or affecting it;

(v)

any matter or other information of which it becomes aware and which would reasonably be expected to have a Material Adverse Effect, together with a statement of an officer of the Company describing the nature of such matter or other information and the anticipated effects thereof; and

(vi)

any other material change (financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company,

and from time to time provide the Holder with all reasonable information requested by the Holder concerning the status of any of the foregoing;

(j)

not to declare or make any distribution to shareholders after the occurrence of an Event of Default unless and until such default shall have been cured or waived or shall have ceased to exist;

(k)

not to declare any distribution to shareholders if at the time the directors of the Company or a committee thereof resolves to make such declaration, the Company has actual knowledge that the paying of such distribution on the applicable distribution payment date will result in a default or an Event of Default;

Exhibit 99.4

(l)

maintain or cause to be maintained insurance with international insurance companies with respect to the Company’s and the Material Subsidiaries’ properties and business against such casualties and contingencies, of such types, and in such amounts as is customary in the case for similar businesses operating in similar geographic locations;

(m)

comply in all material respects with Applicable Laws, such compliance to include (without limitation) its qualification as a foreign corporation in all jurisdictions in which such qualification is legally required for the conduct of its business;

(n)

use commercially reasonable efforts to maintain the listing of the Common Shares on the TSX and the NYSE American, and take all steps necessary to ensure that any Common Shares issued to the Holder pursuant to the terms of this Note are listed and posted for trading on such Stock Exchange (subject, in the case of any Common Shares issued to the Holder pursuant to the terms of this Note, to any applicable hold periods, not to exceed four months plus one day), and will use commercially reasonable efforts to maintain such listing and posting for trading of such Common Shares on such Stock Exchange, and will use commercially reasonable efforts to maintain the Company’s status as a “reporting issuer” not in default of the requirements of the Canadian Securities Laws; provided, however, that nothing in this Section 4.1(n) shall prevent or restrict the Company from engaging in a transaction to which Article 7 applies even if as a result of such transaction the Company ceases to be a “reporting issuer” in all or any jurisdictions of Canada or the Common shares cease to be listed on the TSXV or TSX, as applicable (or any other Stock Exchange);

(o)

provided that no Event of Default has occurred and is continuing, provide to the Holder and any of its representatives all such information and records under its control as may be reasonably requested by the Holder to determine the Company’s compliance with this Note or to exercise or enforce the Holder’s rights thereunder, and while an Event of Default has occurred and is continuing, permit the Holder and any of its representatives, at reasonable times and customary intervals during normal business hours and at the cost of the Company, to inspect any of its property, to visit its offices and to discuss its financial matters with its financial officers or its accountants and to examine any of its books or corporate records as may be reasonably requested by the Holder;

(p)

maintain a system of accounting which is established and administered in accordance with IFRS consistently applied, keep adequate records and books of account in which accurate and complete entries shall be made in accordance with such accounting principles reflecting all transactions required to be reflected by such accounting principles, and keep accurate and complete records of any property owned by it;

(q)

comply in all material respects with all Governmental Authorizations that are necessary for the ownership or lease of its properties or the conduct of its businesses including, as applicable, for exploration, development and operation (as applicable) of the material assets of the Company or its Subsidiaries;

(r)

not to drop or let lapse any Pebble Mineral Claims (unless agreed to in writing by the Holder) for the periods including claims retention payments due in 2023 and 2024; and

(s)

not to drop or let lapse any Pebble Mineral Claims (unless agreed to in writing by the Holder) for the periods including claims retention payments due in 2025 provided that the Company is successful in raising US$27 million between November 1, 2023 and November 15, 2025 (inclusive of the Offering, any additional royalty payments, or other sources of financing).

Exhibit 99.4

Section 4.2 Restrictions on Amalgamation, Merger and Sale of Certain Assets, etc.

The Company covenants and agrees with the Holder that, for as long as any part of the Principal Amount remains outstanding, the Company shall not enter into any transaction or series of transactions whereby all or substantially all of its undertaking, property or assets would become the property of any other Person (herein called a “Successor”) whether by way of reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, unless:

(a)

prior to or contemporaneously with the consummation of such transaction the Company and the Successor shall have executed such instruments and done such things as, in the opinion of qualified counsel to the Holder, are necessary or advisable to establish that upon the consummation of such transaction:

(i)

the Successor will have assumed all the covenants and obligations of the Company under this Note;

(ii)

the Note will be a valid and binding obligation of the Successor entitling the Holder, as against the Successor, to all the rights of the Holder under this Note; and

(iii)

in the case of an entity organized otherwise than under the laws of the Province of British Columbia, shall attorn to the jurisdiction of the courts of the Province of British Columbia;

(b)

such transaction, in the opinion of the board of directors of the Company, shall be on such terms as to substantially preserve and not impair any of the rights and powers of the Holder hereunder; and

(c)

no condition or event shall exist as to the Company (at the time of such transaction) or the Successor (immediately after such transaction) and after giving full effect thereto or immediately after the Successor shall become liable to pay the principal moneys, premium, if any, interest and other moneys due or which may become due hereunder, which constitutes or would constitute an Event of Default hereunder.

Section 4.3 Vesting of Powers in Successor.

Whenever the conditions of Section 4.2 shall have been duly observed and performed, any Successor formed by or resulting from such transaction shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Note with the same effect as though the Successor had been named as the Company herein and thereafter, except in the case of a lease or other similar disposition of property to the Successor, the Company shall be relieved of all obligations and covenants under this Note forthwith upon the Company delivering to the Holder an opinion of counsel to the effect that the Note will be a valid and binding obligation of the Successor entitling the Holder, as against the Successor, to all the rights of the Holder under this Note. The Holder will, at the expense of the Successor, execute any documents which it may be advised by counsel are necessary or advisable for effecting or evidencing such release and discharge.

Exhibit 99.4

Article 5
ADJUSTMENTS

Section 5.1 Adjustment of Conversion Price.

(1)

The Conversion Price in effect at any date shall be subject to adjustment from time to time as provided for in this Section 5.1.

(2)

If and whenever at any time after the date hereof and during which any part of the Principal Amount remains outstanding, the Company shall (i) subdivide, re-divide or change its then outstanding Common Shares into a greater number of Common Shares, (ii) reduce, combine or consolidate its then outstanding Common Shares into a lesser number of Common Shares, or (iii) issue or distribute Common Shares (or securities exchangeable for or convertible into Common Shares), securities of any class other than Common Shares, evidence of indebtedness, or assets, to the holders of all or substantially all of its then outstanding Common Shares by way of a dividend or other distribution (any of such events herein called a “Share Reorganization”), then the Conversion Price shall be adjusted effective immediately after the effective date of any such Share Reorganization in (i) or (ii) above or the record date at which the holders of Common Shares are determined for the purpose of any such stock dividend or other distribution in (iii) above, as the case may be, by multiplying the Conversion Price in effect on such effective date or record date, as the case may be, by a fraction, (y) the numerator of which shall be the number of Common Shares outstanding on such effective date or record date, as the case may be, before giving effect to such Share Reorganization and (z) the denominator of which shall be the number of Common Shares outstanding immediately after giving effect to such Share Reorganization including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would be outstanding if such securities were exchanged for or converted into Common Shares.

(3)

If and whenever at any time after the date hereof and during which any part of the Principal Amount remains outstanding, the Company shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) securities of any class other than Common Shares, (ii) evidences of its indebtedness, (iii) assets, or (iv) cash dividends, then, in the case of (i) through (iii), the Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Current Market Price per Common Share on such record date, less the fair market value (as determined in good faith by the directors of the Company, which determination shall be conclusive and which shall be evidenced by a Certificate of the Company delivered to the holder of the Note) of such securities, evidences of indebtedness or assets so distributed, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Current Market Price per Common Share and, in the case of (iv), the Conversion Price shall be adjusted immediately after such record date so that it shall equal the rate determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the Current Market Price per Common Share on such record date minus the cash value of the dividend or distribution, on a per Common Share basis, and of which the denominator shall be the Current Market Price per Common Share on such record date. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Conversion Price shall be re-adjusted to the Conversion Price which would then be in effect if such record date had not been fixed or to the

Exhibit 99.4

Conversion Price which would then be in effect based upon the securities, evidences of indebtedness, assets or cash actually distributed, as the case may be.

(4)

If and whenever at any time after the date hereof and during which any part of the Principal Amount remains outstanding, there is a capital reorganization of the Company or a reclassification or other change in the Common Shares (other than a Share Reorganization), or a consolidation or merger, amalgamation or arrangement of the Company with or into any other corporation or other entity (other than a consolidation, merger, amalgamation or arrangement which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other securities), or a transfer of all or substantially all of the Company’s undertaking and assets to another corporation or other entity, or a liquidation, dissolution or winding-up of the Company in which the holders of Common Shares are entitled to receive shares, other securities or other property (any of such events herein called a “Capital Reorganization”), then the Holder shall be entitled to receive and shall accept, upon the exercise of its Conversion Rights, in lieu of the number of Common Shares to which the Holder was theretofore entitled on Conversion, the kind and amount of shares, share purchase warrants or other securities or money or other property that the Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares to which the Holder was entitled upon the exercise of its Conversion Rights.

(5)

If and whenever at any time after the date hereof and during which any part of the Principal Amount remains outstanding, any of the events set out in Section 5.1(2) shall occur and the occurrence of such event results in an adjustment of the Conversion Price pursuant to the provisions of Section 5.1(2) as the case may be, then the number of Common Shares issuable pursuant to this Note shall be adjusted contemporaneously with the adjustment of the Conversion Price by multiplying the number of Common Shares then otherwise issuable upon Conversion immediately prior to such adjustment by a fraction (y) the numerator of which shall be the Conversion Price in effect immediately prior to such adjustment, and (z) the denominator of which shall be the Conversion Price resulting from such adjustment.

(6)

If any question arises with respect to the adjustments provided in this Section 5.1, such question shall be conclusively determined by a firm of chartered professional accountants appointed by the Company and acceptable to the Holder. Such chartered professional accountants shall be given access to all necessary records of the Company and their determination shall be binding upon the Company and the Holder.

(7)

In the case of any reclassification of, or other change in, the outstanding Common Shares (other than a Share Reorganization or a Capital Reorganization), the number of Common Shares which may be acquired pursuant to Section 3.1 and the Conversion Price shall be adjusted in such manner as the Company, with the approval of the Holder, determine to be appropriate on a basis consistent with this Section 5.1, so that the Holder will not be unfairly diluted.

(8)

If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 5 with respect to the rights and interests thereafter of the Holder so that the provisions set forth in this Article 5 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of this Note. Any such adjustments shall be made by and set forth in a supplemental Note

Exhibit 99.4

approved by the Company and the Holder and shall for all purposes be conclusively deemed to be an appropriate adjustment.

Section 5.2 Certificate as to Adjustment.

The Company shall, from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Section 5.1, deliver a certificate of the Company to the Holder specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. If requested by the Holder, the certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of chartered accountants (who may be the Company’s auditors) appointed by the Company and acceptable to the Holder and, when approved by the Company, shall be conclusive and binding on all parties in interest.

Section 5.3 Notice of Special Matters.

The Company shall give notice to the Holder, in the manner provided in Section 9.4, of its intention to fix a record date for any event mentioned in Section 5.1 which may give rise to an adjustment in the number of Common Shares which may be acquired pursuant to Section 3.1, and, in each case, the notice shall specify the particulars of the event and the record date and the effective date for the event; provided that the Company shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to the applicable record date.

Section 5.4 Reservation and Listing of Common Shares.

The Company undertakes in favour of the Holder, so long as any Conversion Rights in respect of this Note may be exercised, and, without limiting the generality of the foregoing, as a condition to the taking of any action which would require an adjustment to the Conversion Price pursuant to Section 5.1, to ensure that any and all Common Shares issued upon the conversion of the Principal Amount are, upon having been issued, duly and validly issued and allotted, fully paid and non-assessable, freely tradable and free of any prior subscription or other right, subject to resale restrictions under Canadian Securities Laws, and rules and policies of the TSX or any other applicable Stock Exchange. The Company will, at its expense and as expeditiously as possible, use its reasonable commercial efforts to cause all Common Shares issuable upon the conversion of all or a portion of the Principal Amount to be duly listed on the TSX, NYSE American or any other Stock Exchange upon which the Common Shares are, as of the Conversion Date, listed.

Article 6
REDEMPTION OF NOTE

Section 6.1 Financing Redemption.

(1)

If the Company or any of its subsidiaries determines to complete an equity financing, including without limitation, an issuance of common shares, preferred shares, or any securities convertible into common shares or preferred shares (an “Equity Financing”) prior to the Maturity Date at a time when the Note is outstanding, the Company will provide to the Holder written notice of the Equity Financing (an “Equity Financing Notice”).

Exhibit 99.4

(2)

The Company will deliver to the Holder any Equity Financing Notice at least five (5) business days prior to the closing of Equity Financing and will state in the Equity Financing Notice the material terms (including the size of the offering and terms of the securities to be issued) and the projected closing date of the Equity Financing.

(3)

Upon receipt of an Equity Financing Notice, the Holder will have the option to

(a)

convert the Note into Common Shares of the Company at the Conversion Price concurrent with the completion of the Equity Financing, or

(b)

deliver notice to the Company (a “Mandatory Redemption Notice”) to require the Company to redeem the Note under a mandatory cash redemption to be completed no later than five (5) business days following the completion of the Equity Financing (a “Financing Redemption”), which Mandatory Redemption Notice will be delivered by the Holder to the Company at least three (3) Business Days prior to the projected closing of the Equity Financing (as disclosed in the Equity Financing Notice).

(4)

The redemption amount under a Financing Redemption will be payable in cash by the Company to the Holder in an amount equal to:

(a)

the Principal Amount of the Note to be redeemed, multiplied by 150%, representing a redemption premium of 50%, plus

(b)

the amount of interest accrued and payable to the date of redemption,

(the “Redemption Price”).

Section 6.2 Exclusions to Equity Financing.

(1)

For the purposes of Section 6.1, the term “Equity Financing” will not include any of the following issuances of Common Shares or other securities by the Company:

(a)

the grant of options or other securities (including restricted stock units and deferred stock units) in the normal course pursuant to the Company’s employee stock option plan or other equity compensation plans, and issue Common Shares upon the exercise of such options or vesting of such securities, subject to an aggregate annual limit on all such issuances of 3% of the Common Shares outstanding on the date of issuance of the Note,

(b)

the issue of equity securities pursuant to the exercise or conversion, as the case may be, of any options, restricted stock units, warrants, special warrants or other convertible securities of the Company outstanding on the date of issuance of the Note on the terms and at the exercise prices existing on the date of issuance of the Note,

(c)

the issue of Common Shares and share purchase warrants pursuant to the currently contemplated private placement of up to 17,500,000 units at a price of CDN$0.40 per unit, with each unit being comprised of one Common Share and one warrant to purchase one Common Share at a price equal to or greater than CDN$0.40 per share; and

(d)

with the consent of the Holder, the issue of Common Shares or securities convertible into or exchangeable for shares of Common Shares, as consideration for mergers, acquisitions, other business

Exhibit 99.4

combinations, strategic alliances or strategic investments occurring after the date hereof which are not issued for capital raising purposes.

Section 6.3 Redemption Date.

Upon receipt of Mandatory Redemption Notice from the Holder, the Company will provide written notice to the Holder of the proposed date for the Financing Redemption (the “Redemption Date”), which date will be no more than five (5) Business days following the closing of the Equity Financing, and it shall state (i) the amount of the Redemption Price, and (ii) that interest upon the Principal Amount of this Note will cease to be payable from and after the Redemption Date.

Section 6.4 Note Due on Redemption Date.

Upon election of the Financing Redemption and delivery of the Mandatory Redemption Notice by the Holder, this Note so called for redemption will thereupon be and become due and payable at the Redemption Price on the Redemption Date with the same effect as if it were the Maturity Date, anything herein to the contrary notwithstanding; and from and after such Redemption Date, if the aggregate Redemption Price necessary to redeem this Note will have been paid to the Holder, interest upon the Note will cease.

Section 6.5 Cancellation of Note

As soon as practicable following redemption by the Holder under this Article 6, this Note shall be delivered to the Company and shall be cancelled by the Company and no subsequent convertible note shall be issued in substitution thereof.

Article 7
CHANGE OF CONTROL

Section 7.1 Change of Control Notice

(1)

Following the public announcement of a planned transaction that will result in a Change of Control, the Company shall, in accordance with Section 7.1(2), send a notice to the Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event (the “Change of Control Notice”) and specifying:

(a)

the price per Common Share implied under the transaction resulting in the Change of Control;

(b)

that the Holder will be entitled to convert the Note in accordance with Section 7.2 of this Note concurrent with the completion of the Change of Control.

(2)

The Company will deliver the Change of Control Notice as soon as practicable following the public announcement of the transaction that is anticipated to result in the Change of Control, but no later than five (5) Business Days prior to the Change of Control, or as much notice as is practicable in the event that the Change of Control transaction will complete without sufficient time for the minimum five (5) Business Days’ notice to be given.

Exhibit 99.4

Section 7.2 Change of Control Conversion Right

(1)

In the event of a Change of Control of the Company, the Holder will be entitled to convert this Note concurrent with the completion of the Change of Control at a Conversion Price equal the lower of:

(a)

the Conversion Price calculated on issuance of the Note; and

(b)

the price per Common Share implied under the transaction resulting in the Change of Control.

(2)

The Holder will deliver notice to the Company of any determination to convert this Note in accordance with Section 7.2(1) at least two (2) Business Days prior to the Change of Control.

(3)

In the event that the Holder determines to convert this Note concurrent with the completion of a Change of Control in accordance with Section 7.2(1), the Holder shall be entitled to receive Conversion Shares at the adjusted Conversion Price determined as (A) the total of (i) Principal Amount of the Note to be converted, (ii) the amount of interest accrued and payable to the date of conversion, and (iii) the amount of accrued unpaid interest that would have otherwise been payable to the Maturity Date but for the conversion, divided by (B) the adjusted Conversion Price.

(4)

The adjusted Conversion Price under Section 7.2(1) will only apply should the Holder elect to convert the Note concurrent with the Change of Control. If the Holder does not elect to convert this Note concurrent with the Change of Control, then the Conversion Price will continue without adjustment and the Holder will remain entitled to convert the Note in accordance with Part 3 of this Note.

Section 7.3 Change of Control Repurchase Offer

In the event that the Holder does not to elect to convert this Note in connection with a Change of Control in accordance with Section 7.2(1), the Company will make an offer (the “Change of Control Offer”) to the Holder to repurchase, within 30 days following the consummation of the Change of Control, the full amount of this Note in cash at a price equal to 101% of the aggregate Principal Amount of the Note repurchased plus any accrued and unpaid interest on the Note repurchased to, but excluding, the date of repurchase, as provided in, and subject to the terms of, this Note (the “Change of Control Payment”).

Section 7.4 Notice of the Change of Control Repurchase Offer

(1)

Within five (5) Business Days following any Change of Control, the Company shall send a notice to the Holder setting forth the Change of Control Offer and specifying:

(a)

the amount of the Change of Control Payment,

(b)

the repurchase date, which date shall be no later than 30 days following the consummation of the Change of Control, other than as may be required by law (the “Change of Control Payment Date”);

(c)

that, unless the Company defaults in the payment of the Change of Control Payment, the Note shall cease to accrue interest after the Change of Control Payment Date; and

Exhibit 99.4

(d)

that if the Holder elects to have the Note purchased pursuant to this Article 7, the Holder will be required to surrender such Note to the Company at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date.

(2)

The Company will make the payment of the Change of Control Payment to the Holder on the Change of Control Payment Date.

Section 7.5 Securities Laws

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Note in connection with any Change of Control, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Article 7 of this Note by virtue of such conflict.

Article 8
Events of Default

Section 8.1 Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

(a)

if the Company fails to pay the Principal Amount or the amount due on the Maturity Date, a Financing Redemption or Change of Control Payment when the same becomes due and payable hereunder, or if the Company fails to pay any amount of interest, fees or other obligations within five (5) Business Days after the same becomes due and payable hereunder;

(b)

if the Company or any Guarantor fails to observe or perform any of its other covenants or obligations contained in this Note or the Guarantee in any material respect and such breach or omission shall continue unremedied for more than 20 Business Days after the failure to observe or perform such covenant or obligation;

(c)

if the Guarantee ceases to be in full force and effect;

(d)

the failure of the Company to make a Change of Control Offer when required under Article 7 above;

(e)

if an Insolvency Event occurs; and

(f)

if the Common Shares are voluntarily or involuntarily delisted or suspended from trading on a Stock Exchange for more than a period of five (5) Trading Days such that the Common shares are no longer listed or actively traded on any Stock Exchange.

Section 8.2 Acceleration and Termination of Rights.

If an Insolvency Event occurs, the Principal Amount and all accrued and unpaid interest will become immediately due and payable without the necessity of any demand upon or notice to the Company by the Holder. Upon the occurrence and during the continuance of any other Event of Default which has not been remedied or waived, the Holder may give notice to the Company declaring the

Exhibit 99.4

Principal Amount and all accrued and unpaid interest to be forthwith due and payable, whereupon they shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

Section 8.3 Remedies.

Upon the making of a declaration contemplated by Section 8.1, the Holder may take such action or proceedings as the Holder in its sole discretion deems expedient to enforce the same, all without any additional notice, presentment, demand, protest or other formality, all of which are hereby expressly waived by the Company.

Section 8.4 Waivers.

The Holders of not less than a 66 2/3% majority in aggregate principal amount of the outstanding Notes may from time to time waive an Event of Default, absolutely or for a limited time and subject to such terms and conditions as the Holders waiving such default may specify. No such waiver shall be construed to extend to the occurrence of any other Event of Default. Any such waiver may be given prospectively or retrospectively. No failure of the Holder to exercise, or delay by the Holder in exercising, any of its rights or remedies shall be construed as a waiver of any Event of Default.

Section 8.5 Perform Obligations.

If an Event of Default has occurred and is continuing and if the Company has failed to perform any of its covenants or agreements under this Note, the Holder may, on notice to the Company, but shall be under no obligation to, perform any such covenants or agreements in any manner deemed fit by the Holder without thereby waiving any rights to enforce the Note. All sums expended by the Holder in doing so shall be payable forthwith by the Company.

Section 8.6 Remedies Cumulative.

The rights and remedies of the Holder under this Note are cumulative and are in addition to and not in substitution for any rights or remedies provided by Applicable Law. Any single or partial exercise by the Holder of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Holder may be lawfully entitled for the same default or breach. Any waiver by the Holder of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained and any indulgence granted by the Holder shall be deemed not to be a waiver of any subsequent default.

Article 9
Amendments

Section 9.1 Amendments

(1)

Except as specified in Section 9.1(2) below, the Company may, when authorized by resolution of the board of directors of the Company and with the written consent of the Holders of at least 66 2/3% in the aggregate principal amount of the Notes then outstanding, amend, modify or supplement the terms of this Note.

Exhibit 99.4

(2)

Unless the prior written consent of the Holder of each outstanding Note affected thereby has been obtained, no amendment, modification, supplement or waiver, including a waiver under Section 8.4 and an amendment, modification or supplement pursuant to Section 9.1(1) may:

(a)

reduce the principal amount of Notes held by a Holder;

(b)

reduce the rate of, or extend the time for payment of, interest on any Note;

(c)

reduce or extend the Maturity Date of the Note;

(d)

make the Note payable in money other than that as stated in this Note;

(e)

impair the right of any Holder to receive payment of principal and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(f)

reduce the percentage of the principal amount of outstanding Notes required for the Holders thereof to consent to an amendment, modification or supplement of the Notes or for a waiver of compliance with certain provisions of the Notes or for a waiver of any Event of Default under the Notes.

Article 10
MISCELLANEOUS

Section 10.1 Waiver.

(1)

No amendment or waiver of any provision of this Note, nor consent to any departure by the Company or any other Person from such provisions, is effective unless in writing and approved by the Company and the Holder. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

(2)

No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Note shall operate as a waiver of such right; nor shall any single or partial exercise of any right under this Note preclude any other or further exercise of such right or the exercise of any other right.

Section 10.2 Other Securities.

The rights of the Holder shall not be prejudiced nor shall the liabilities of the Company or of any other Person be reduced in any way by the taking of any other security of any nature or kind whatsoever either before, at or after the time of execution of this Note.

Section 10.3 Power of Attorney.

The Company irrevocably appoints the Holder and its officers from time to time or any of them to be the attorneys of the Company in the name of and on behalf of the Company to execute, from and after the occurrence of an Event of Default which is continuing, such deeds, transfers, conveyances, assignments, assurances and things which the Company ought to execute and do under the covenants and provisions herein contained and generally to use the name of the Company in the exercise of all or any of the powers hereby conferred on the Holder.

Exhibit 99.4

Section 10.4 Notices, etc.

Any notice, direction or other communication to be given under this Note shall, except as otherwise permitted, be in writing and given by delivering it or sending it addressed:

(a)

if to the Company, to

Northern Dynasty Minerals Ltd.

1040 West Georgia St., Suite 1400

Vancouver, British Columbia

V6E 4H1

Canada

Attention:
Email:

(b)

if to the Holder, to:

c/o Kopernik Global Investors, LLC
Two Harbour Place

302 Knights Run Avenue, Suite 1225

Tampa, FL 33602

Attention:
Email:

Any such communication shall be deemed to have been validly and effectively given if (i) personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (local time in the place of delivery), otherwise on the next Business Day, (ii) transmitted by facsimile or other electronic communication with confirmation of transmission, on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

Section 10.5 Severability.

If any provision of this Note is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 10.6 Indemnification.

The Company agrees to indemnify, save harmless, reimburse and compensate the Holder from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except to the extent caused by the gross negligence or willful misconduct of the Holder or any of its employees or a material breach by the Holder of any of its covenants contained herein) which may be imposed on, incurred by or asserted against the Holder and arising by reason of any action (including any action referred to herein) or inaction or omission to do any act legally required of the Company.

Exhibit 99.4

Section 10.7 Liquidation Ranking

This Note is a debt obligation of the Company ranking pari passu with all other current and future unsecured debt of the Company and effectively subordinated and postponed to all current and future secured debt and other liabilities of the Company to the extent of the assets securing such debt and other liabilities, and senior to any future debt and other liabilities of the Company that is expressly subordinated to the Note.

Section 10.8 Mutilation, Loss, Theft or Destruction

In case this Note shall become mutilated or be lost, stolen or destroyed and in the absence of notice that this Note has been acquired by a bona fide purchaser, the Company, in its discretion, may issue and deliver, a new Note upon surrender and cancellation of the mutilated Note, or in the case of a lost, stolen or destroyed Note, in lieu of and in substitution for the same. The new or substituted Note may have endorsed upon it the fact that it is in replacement of a previous Note. In case of loss, theft or destruction the applicant for a substituted Note shall furnish to the Company such evidence of the loss, theft or destruction of the Note and such other documents as shall be satisfactory to the Company in its discretion and shall also furnish an indemnity and surety bond satisfactory to the Company in its discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted Note.

Section 10.9 Successors and Assigns, etc.

This Note may be assigned by the Holder without the consent of the Company to any Person, in whole or in part. The Company shall issue to any such Person a replacement Note or replacement Notes, as applicable, substantially in the form of this Note setting out the applicable balance of the Principal Amount that remains outstanding after such assignment. This Note and all its provisions shall enure to the benefit of the Holder, its successors and assigns and shall be binding upon the Company, its successors and assigns. The Holder is the person entitled to receive the money payable hereunder and to give a discharge hereof. Presentment, notice of dishonour, protest and notice of protest hereof are hereby waived.

Section 10.10 Expenses.

All costs and expenses incurred by a party in considering whether to provide a consent contemplated under this Note or an amendment or waiver requested by any other party, shall be for the account of such other party. Each party shall bear its own costs in connection with all other transactions contemplated in this Note.

Section 10.11 Taxes.

All payments by or on account of any obligation of the Company under this Note must be made without deduction or withholding for any Indemnified Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Indemnified Tax from any such payment, then the Company may make the deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with Applicable Law and the sum payable by the Company to the Holder must be increased as necessary so that, after the deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this

Exhibit 99.4

Section 10.11), the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Section 10.12 Governing Law.

This Note shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction. Each party irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver (and appellate courts therefrom) and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum. However, nothing in this Note shall affect any right the Holder may otherwise have to bring any proceeding relating to this Note against the Company or its property in any other jurisdiction.

Section 10.13 Counterparts.

This Note may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.14 Further Assurances.

Each of the Company and the Holder will take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Note.

Section 10.15 Time of Essence.

Time will be of the essence in this Note.

[Signature page follows]

Exhibit 99.4

IN WITNESS WHEREOF the parties have executed this Note.

Northern Dynasty Minerals Ltd.

By:
Authorized Signatory

[NAME OF HOLDER]

By:
Authorized Signatory

Exhibit 99.4

EXHIBIT A

CONVERSION NOTICE

TO: NORTHERN DYNASTY MINERALS LTD.

All terms used herein but not defined shall have the meanings ascribed thereto in the Convertible Note dated as of December 14, 2023 issued by Northern Dynasty Minerals Ltd. to [NAME OF HOLDER] (the “Note”).

Pursuant to Article 3 of the Note, the Holder hereby irrevocably elects to convert the following Principal Amount of the Note into Common Shares as follows:

(a)	Principal Amount to be converted:_______________;
(b)	Conversion Price: U.S.$ ______ per Common Share.

The undersigned hereby directs that the Common Shares be issued as follows:

Name(s) in full	Address(es)	Number of Common Shares

The interest upon the Principal Amount specified in Section (a) above will cease from and after the Conversion Date and will be due and payable as provided for in Section 6.3 of the Note.

DATED this _____ day of ________________, 20___.

[NAME OF HOLDER]

By:
Authorized Signatory

By:
Authorized Signatory